Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces
First Quarter 2020 Financial Results

COSTA MESA, CA – April 30, 2020 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 13-week period ended March 25, 2020 and provided a business update on the impact of the COVID-19 pandemic.
Highlights for the first quarter ended March 25, 2020, compared to the first quarter ended March 27, 2019 were as follows:

•	Total revenue was $105.2 million compared to $109.0 million.

•	System-wide comparable restaurant sales decreased 1.5%, including a 0.7% decrease for company-operated restaurants, and a 2.2% decrease for franchised restaurants.

•
Net income was $3.6 million, or $0.10 per diluted share, compared to net income of $0.9 million, or $0.02 per diluted share in the prior year period. During the first quarter of 2020, the Company recognized a $1.9 million pre-tax expense related to the impairment of the right-of-use assets ("ROU assets") of one restaurant in Texas and the long-lived assets of three restaurants in California. The first quarter of 2019 includes a loss on assets held for sale of $4.1 million.

•	Pro forma net income(1) was $5.6 million, or $0.16 per diluted share, compared to $5.9 million, or $0.15 per diluted share.

•	Adjusted EBITDA(1) was $13.4 million, compared to $14.2 million.
(1) Pro forma net income and adjusted EBITDA are not presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") and are defined below under "Key Financial Definitions." A reconciliation of GAAP net income to pro forma net income and adjusted EBITDA is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”
Bernard Acoca, President and Chief Executive Officer of El Pollo Loco Holdings, Inc., stated, "2020 was off to a strong start, as we built on last year’s momentum, with system-wide and company-operated comparable restaurant sales up 3.7% and 4.2%, respectively, with positive transactions through February. While we naturally experienced a slowdown in March as the reality of the COVID-19 pandemic set in, and restaurant sales remain down overall due to the government-mandated closure of our dining rooms, we have refocused our business to maximize sales in our drive-thru, take-out, delivery, e-commerce and mobile pickup channels. I am pleased with the trajectory of our sales trends, having seen sequential improvement in each of the last six weeks with system same store sales over the last week coming in at slightly better than negative 10%.”
Acoca concluded, “I have never been more proud of a team than I am of my El Pollo Loco family during these last two months. I am blessed to be in the trenches with this phenomenal group of people who are working tirelessly to provide a valued service to our communities. I am especially grateful to our restaurant teams, who are on the front lines every day working to provide an essential service to our customers. There is no doubt in my mind that our success in dealing with this pandemic has strengthened, and will continue to strengthen, the foundation of our business and aid in our long term success.”
COVID-19 Impact
As a result of the COVID-19 pandemic and in conjunction with government mandated restrictions, El Pollo Loco restaurants are operating on a take-away, mobile pick-up and delivery basis only, as well as maintaining drive-thru operations where available, in order to protect employees and customers from the spread of this virus. Currently, 192 out of 195 company-operated El Pollo Loco restaurants are in operation, while 279 of 283 franchised El Pollo Loco restaurants are in operation. Franchisees closed four restaurants during the quarter and one additional restaurant subsequent to the end of the first quarter.
Below is a summary of other actions we have taken, or plan to take to enhance financial and operating flexibility for the Company and for our franchisees, and to protect our employees and customers:

•
As a precautionary measure, the Company bolstered its existing cash position by fully drawing down its $150 million 2018 Revolver, adding $34.5 million of cash to the balance sheet. At current sales levels, the Company expects to be at least cash flow breakeven.

•
The Company has temporarily suspended all but essential capital spending and share repurchase activity, reevaluated essential support center general and administrative expenses, and fine-tuned its restaurant labor model based on dining room closures and sales volumes.

•
For El Pollo Loco franchisees, the Company is deferring 50% of April royalties until July 1, 2020, which will be repaid evenly over the remainder of fiscal 2020, and also suspending 100% of franchisee 2020 remodel and new build requirements until 2021. The Company has also established a support team to assist franchisees in accessing funds and benefits provided by the CARES Act legislation.

•
The Company continues to implement actions to help protect its employees from COVID-19 while working in El Pollo Loco restaurants. These actions include implementing enhanced cleaning procedures in all restaurants, providing gloves and masks to all system restaurant employees, installing plexiglass shields at company restaurant cashier stations and initiating other social distancing measures. Additionally, the Company is providing extended sick leave benefits to employees impacted by COVID-19.

•	The Company has shifted its marketing to highlight a new free delivery program; Family Meals as a healthier and affordable option; and a meaningful value platform.

First Quarter 2020 Financial Results
Company-operated restaurant revenue in the first quarter of 2020 was $92.6 million, compared to $97.2 million in the first quarter of 2019. The decline in company-operated restaurant sales was primarily due to a $5.0 million decrease in revenue from the closure of four restaurants and the 16 company-operated restaurants sold by the Company to franchisees during or subsequent to the first quarter of 2019. Additionally, there was a decrease of $0.6 million from a 0.7% decline in company-operated comparable restaurant sales, which we believe was primarily related to the impact of the COVID-19 pandemic. This was partially offset by an increase in revenue generated from the two new restaurants opened during the same time period.
Comparable company-operated restaurant sales in the first quarter decreased 0.7%, driven by a 4.5% decrease in transactions, partially offset by a 3.8% increase in average check.
Franchise revenue in the first quarter of 2020 increased 9.6% to $7.1 million, compared to $6.4 million in the first quarter of 2019. This increase was primarily due to the opening of three new franchised restaurants and revenue generated from 16 company-operated restaurants sold by the Company to franchisees during or subsequent to the first quarter of 2019. This was partially offset by a franchise comparable restaurant sales decrease of 2.2%, which we believe was primarily due to the COVID-19 pandemic and the closure of six franchise locations during the same period.

Income from continuing operations in the first quarter of 2020 was $5.7 million, compared to $2.3 million in the first quarter of 2019. Restaurant contribution was $16.3 million, or 17.6% of company-operated restaurant revenue, compared to $17.2 million, or 17.7% of company-operated restaurant revenue, in the first quarter of 2019. The decrease was largely due to the impact of wage increases in California, unfavorable sales mix, higher workers’ compensation expense, higher commodity inflation, increased delivery fees and lower revenue which we believe was primarily due to the COVID-19 pandemic. The decrease was partially offset by higher prices and the transfer of lower-performing company-owned restaurants to franchisees during 2019. Restaurant contribution is a non-GAAP measure defined below under "Key Financial Definitions." A reconciliation of GAAP income from operations to restaurant contribution is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”
General and administrative expenses in the first quarter of 2020 were $9.3 million, compared to $11.3 million in the first quarter of 2019. The decrease for the quarter was due primarily to a $1.7 million decrease in legal expenses, primarily related to a decrease in securities class action litigation costs, and a $0.6 million decrease in labor related costs, primarily related to a decrease in management bonus expense. These were partially offset by a $0.3 million increase in other general and administrative expenses.
During the first quarter of 2020, the Company recognized a $1.9 million pre-tax expense, related to the impairment of the ROU assets of one restaurant in Texas and the long-lived assets of three restaurants in California. The first quarter of 2019 includes a loss on assets held for sale of $4.1 million.
Net income for the first quarter of 2020 was $3.6 million, or $0.10 per diluted share, compared to net income of $0.9 million, or $0.02 per diluted share, in the first quarter of 2019. Pro forma net income was $5.6 million, or $0.16 per diluted share, during the first quarter of 2020, compared to $5.9 million, or $0.15 per diluted share, during the first quarter of 2019. A reconciliation between GAAP net income and pro forma net income is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

2020 Outlook

As previously announced, due to the ongoing uncertainty around the duration and severity of the COVID-19 pandemic, the Company has withdrawn its 2020 financial guidance for the period ending December 30, 2020.
Key Financial Definitions
Comparable restaurant sales reflect the change in year-over-year sales for the comparable company, franchised and total system restaurant base. The comparable restaurant base is defined to include those restaurants open for 15 months or longer and excludes restaurants that were closed during the applicable period. At March 25, 2020, there were 191 restaurants in our comparable company-operated restaurant base and 472 restaurants in our comparable system restaurant base.
Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which are food and paper costs, labor and related expenses, and occupancy and other operating expenses. Restaurant contribution excludes certain costs, such as general and administrative expenses, depreciation and amortization, asset impairment and closed-store reserves, loss on sale of restaurants, recovery of securities lawsuits related legal expenses and other costs that are considered normal operating costs. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of shareholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. See also “Non-GAAP Financial Measures.”
EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of our ongoing operating performance, as identified in the GAAP reconciliation in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Pro forma net income is neither required by, nor presented in accordance with, GAAP. Pro forma net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets or assets held for sale and asset impairment and closed store costs, (ii) amortization expense and other estimate adjustments (whether expense or income) incurred on the Tax Receivable Agreement completed at the time of our IPO, (iii) legal costs associated with securities class action litigation, (iv) legal settlement costs, (v) insurance proceeds received related to securities class action legal expenses, (vi) costs associated with the transition of our CEO and (vii) provision for income taxes at a normalized tax rate of 26.5% for the thirteen weeks ended March 25, 2020 and March 27, 2019, which reflects our estimated long-term effective tax rate, including both federal and state income taxes (excluding the impact of the income tax receivable agreement and valuation allowance) and applied after giving effect to the foregoing adjustments. See the GAAP reconciliation in the accompanying financial data and “Non-GAAP Financial Measures.”
Conference Call
The Company will host a conference call to discuss financial results for the first quarter of 2020 today at 4:30 PM Eastern Time. Bernard Acoca, President and Chief Executive Officer and Larry Roberts, Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 855-327-6837 or for international callers by dialing 631-891-4304. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 10009259. The replay will be available until Thursday, May 14, 2020. The conference call will also be webcast live from the Company’s corporate website at investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco
El Pollo Loco (Nasdaq:LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 475 company-owned and franchised restaurants in Arizona, California, Nevada, Texas, Utah, and Louisiana. El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, sales levels, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.
While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties that could cause outcomes to differ materially from our expectations. These factors include, but are not limited to: the impact of the COVID-19 pandemic on our company, our employees, our customers, our partners, our industry and the economy as a whole; our franchisees ability to maintain operations in their individual restaurants; our ability to open new restaurants in existing and new markets and to expand our franchise system, including difficulty in finding sites and in negotiating acceptable leases; our ability to compete successfully and the intense competition in the restaurant industry; the adverse impact of economic conditions on our (i) operating results and financial condition, (ii) ability to comply with the terms and covenants of our debt agreements, and (iii) ability to pay or refinance our existing debt or to obtain additional financing; vulnerability to changes in consumer preferences and economic conditions; political and social factors, including regarding trade, immigration and customer preferences; vulnerability to conditions in the greater Los Angeles area; vulnerability to natural disasters given the geographic concentration and real estate intensive nature of our business; increases in chicken and other input costs; our ability to recognize and respond to and effectively manage the impact of social media and our ability to expand our digital business, deliver orders and catering; delayed or canceled future restaurant openings; restaurant closures, due to financial performance or otherwise; and other risks set forth in our filings with the Securities and Exchange Commission from time to time, including under Item 1A, Risk Factors in our annual report on Form 10-K for the year ended December 25, 2019, which such filings are available online at www.sec.gov, at www.elpolloloco.com or upon request from El Pollo Loco.
We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures which include supplemental measures of operating performance of our restaurants. Our calculations of supplemental measures and other non-GAAP financial measures indicated above may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants' financial performance against our competitors' performance. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company's financial condition and results of operation.
Investor Contact:
Fitzhugh Taylor, ICR
fitzhugh.taylor@icrinc.com
714-599-5200
Media Contact:
Hanna Gray, Edible
hannah.gray@edible-inc.com
323-202-1477

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share data)

	Thirteen Weeks Ended
	March 25, 2020		March 27, 2019
	$	%	$	%
Revenue:
Company-operated restaurant revenue	$92,634	88.1	$97,150	89.2
Franchise revenue	7,062	6.7	6,444	5.9
Franchise advertising fee revenue	5,467	5.2	5,383	4.9
Total revenue	105,163	100.0	108,977	100.0
Costs of operations:
Food and paper cost (1)	25,562	27.6	27,152	27.9
Labor and related expenses (1)	28,693	31.0	29,576	30.4
Occupancy and other operating expenses (1)	22,109	23.9	23,227	23.9
Company restaurant expenses (1)	76,364	82.5	79,955	82.3
General and administrative expenses	9,331	8.9	11,348	10.4
Franchise expenses	6,911	6.6	6,144	5.6
Depreciation and amortization	4,369	4.2	4,761	4.4
Loss on disposal of assets	100	0.1	44	0.0
Loss on assets held for sale	—	—	4,124	3.8
Impairment and closed-store reserves	2,402	2.3	309	0.3
Total expenses	99,477	94.6	106,685	97.9

Income from operations	5,686	5.4	2,292	2.1
Interest expense, net of interest income	905	0.9	859	0.8
Income tax receivable agreement income	(120)	(0.1)	171	0.2
Income before provision for income taxes	4,901	4.7	1,262	1.2
Provision for income taxes	1,301	1.2	349	0.3
Net income	$3,600	3.4	$913	0.8
Net income per share:
Basic	$0.10		$0.02
Diluted	$0.10		$0.02
Weighted average shares used in computing net income per share:
Basic	34,659,160		38,653,702
Diluted	35,347,456		39,496,436

(1)
Percentages for line items relating to cost of operations and company restaurant expenses are calculated with company-operated restaurant revenue as the denominator. All other percentages use total revenue.

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED SELECTED BALANCE SHEETS AND SELECTED OPERATING DATA
(dollar amounts in thousands)

	As of
	March 25, 2020	December 25, 2019
Selected Balance Sheet Data:
Cash and cash equivalents	$43,404	$8,070
Total assets	653,499	624,752
Total debt	141,500	97,000
Total liabilities	404,894	379,186
Total stockholders’ equity	248,605	245,566
	Thirteen Weeks Ended
	March 25, 2020	March 27, 2019
Selected Operating Data:
Company-operated restaurants at end of period	195	211
Franchised restaurants at end of period	284	273
Company-operated:
Comparable restaurant sales (decline) growth	(0.7)%	1.5%
Restaurants in the comparable base	191	200

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(dollar amounts in thousands)

	Thirteen Weeks Ended
	March 25, 2020	March 27, 2019
Adjusted EBITDA:
Net income, as reported	$3,600	$913
Provision for income taxes	1,301	349
Interest expense, net	905	859
Depreciation and amortization	4,369	4,761
EBITDA	10,175	6,882
Stock-based compensation expense (a)	534	488
Loss on disposal of assets (b)	100	44
Loss on assets held for sale (c)	—	4,124
Impairment and closed-store reserves (d)	2,402	309
Income tax receivable agreement (income) expense (e)	(120)	171
Securities class action legal expense (f)	201	2,139
Legal settlements (g)	67	—
Pre-opening costs (h)	51	—
Executive transition costs (i)	—	37
Adjusted EBITDA	$13,410	$14,194

(a)	Includes non-cash, stock-based compensation.

(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.

(c)
During the thirteen weeks ended March 27, 2019, we agreed in principle to sell four restaurants within the San Francisco area to an existing franchisee. Additionally, we agreed in principle to sell seven restaurants in the Phoenix area to another existing franchisee. The net assets were recorded to assets held for sale at the lower of carrying value or fair value less costs to sell, which resulted in a loss on held for sale assets of $4.1 million for the thirteen weeks ended March 27, 2019. These transactions were completed in the second quarter of 2019.

(d)
Includes costs related to impairment of long-lived assets and closing restaurants. During the thirteen weeks ended March 25, 2020, we recognized $1.9 million of impairment expense, primarily related to the carrying value of the ROU assets of one restaurant in Texas and the long-lived assets of three restaurants in California. The Company did not recognize any impairment charges for the thirteen weeks ended March 27, 2019.

When a restaurant is closed, we will evaluate the ROU asset for impairment, based on anticipated sublease recoveries. The remaining value of the ROU asset is amortized on a straight-line basis, with the expense recognized in closed-store reserve expense. Additionally, any property tax and CAM payments relating to closed restaurants are included within closed-store expense. During the thirteen weeks ended March 25, 2020, we recognized $0.5 million of closed-store reserve expense, related to the amortization of ROU assets, property tax and CAM payments for our closed locations. During the thirteen weeks ended March 27, 2019, we closed one restaurant in California and one restaurant in Texas and recognized $0.3 million primarily related to the amortization of ROU assets for the two closed stores.

(e)
On July 30, 2014, we entered into the income tax receivable agreement ("TRA"). This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. For the thirteen weeks ended March 25, 2020 and March 27, 2019, income tax receivable agreement (income) expense consisted of the amortization of interest expense and changes in estimates for actual tax returns filed, related to our total expected TRA payments.

(f)	Consists of costs related to the defense of securities lawsuits.

(g)	Includes amounts incurred related to the payment of the final settlement amounts for multiple wage and hour class action suits.

(h)
Pre-opening costs are a component of general and administrative expenses, and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.

(i)	Includes costs associated with the transition of our CEO, such as CEO sign-on bonus.

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME
(dollar amounts in thousands, except share data)

	Thirteen Weeks Ended
	March 25, 2020	March 27, 2019
Pro forma net income:
Net income, as reported	$3,600	$913
Provision for taxes, as reported	1,301	349
Income tax receivable agreement income	(120)	171
Loss on disposal of assets	100	44
Loss on assets held for sale	—	4,124
Impairment and closed-store reserves	2,402	309
Securities lawsuits related legal expenses	201	2,139
Legal settlements	67	—
Executive transition costs	—	37
Provision for income taxes	(2,001)	(2,143)
Pro forma net income	$5,550	$5,943
Pro forma weighted-average share and per share data:
Pro forma net income per share
Basic	$0.16	$0.15
Diluted	$0.16	$0.15
Weighted-average shares used in computing pro forma net income per share
Basic	34,659,160	38,653,702
Diluted	35,347,456	39,496,436

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED RECONCILIATION OF INCOME FROM OPERATIONS TO RESTAURANT CONTRIBUTION
(dollar amounts in thousands)

	Thirteen Weeks Ended
	March 25, 2020	March 27, 2019
Restaurant contribution:
Income from operations	$5,686	$2,292
Add (less):
General and administrative expenses	9,331	11,348
Franchise expenses	6,911	6,144
Depreciation and amortization	4,369	4,761
Loss gain on disposal of assets	100	44
Loss on assets held for sale	—	4,124
Franchise revenue	(7,062)	(6,444)
Franchise advertising fee revenue	(5,467)	(5,383)
Impairment and closed-store reserves	2,402	309
Restaurant contribution	$16,270	$17,195

Company-operated restaurant revenue:
Total revenue	$105,163	$108,977
Less:
Franchise revenue	(7,062)	(6,444)
Franchise advertising fee revenue	(5,467)	(5,383)
Company-operated restaurant revenue	$92,634	$97,150

Restaurant contribution margin (%)	17.6%	17.7%